UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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General Growth Properties, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GENERAL GROWTH PROPERTIES, INC.
110 North Wacker Drive
Chicago, Illinois 60606

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 13, 2009

To our stockholders:

        The 2009 Annual Meeting of Stockholders of General Growth Properties, Inc. will be held on Wednesday, May 13, 2009 at 9:00 a.m. local time at our principal executive offices located at 110 North Wacker Drive, Chicago, Illinois 60606. The items of business are:

  1.
  To elect three Class I Directors, each for a term of three years;

  2.
  To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2009; and

  3.
  To transact other business properly coming before the meeting.

        Each of these matters is described in further detail in the attached proxy statement. Only stockholders of record at the close of business on March 16, 2009 are entitled to vote at the meeting or any postponement or adjournment of the meeting. A complete list of these stockholders will be available at our principal executive offices prior to the meeting.

        We are pleased to take advantage of the Securities and Exchange Commission rules that allow us to furnish proxy materials to you on the Internet. These rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

By order of the Board of Directors,

Chicago, Illinois April 3, 2009	Chief Executive Officer

Your Vote Is Important

        Please use this opportunity to take part in our governance by voting your shares. Whether or not you plan to attend the meeting, please vote as promptly as possible in accordance with the instructions set forth in the attached proxy statement and related material.

        Only persons with an admission ticket, evidence of stock ownership or who are guests of the Company may attend and be admitted to the meeting. Photo identification will be required, such as a valid driver's license or passport.

  •
  If your shares are registered in your name, you must bring an admission ticket provided by us. Instructions regarding how to obtain an admission ticket are set forth in the attached proxy statement.

  •
  If your shares are registered in the name of a broker or other nominee, you will need to bring a proxy or a letter from that broker or other nominee or a recent brokerage account statement that confirms that you are the beneficial owner of those shares as of the record date.

        If you do not have either an admission ticket or proof that you own shares, you will not be admitted to the meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted at the meeting.

GENERAL GROWTH PROPERTIES, INC.
110 North Wacker Drive
Chicago, Illinois 60606

PROXY STATEMENT

        The Board of Directors of General Growth Properties, Inc. is asking for your proxy for use at the annual meeting of our stockholders to be held on Wednesday, May 13, 2009 at 9:00 a.m. local time at our principal executive offices located at 110 North Wacker Drive, Chicago, Illinois, and at any postponement or adjournment of the meeting. We are making this proxy statement and related material available to our stockholders on or about April 3, 2009. In this proxy statement, we refer to General Growth Properties, Inc. as "GGP," "we," "our" or the "Company" and we sometimes refer to our Board of Directors as the "Board."

ABOUT THE MEETING

Why am I receiving these materials?

        We are making these materials available to you on the Internet or, upon your request, delivering printed versions of these materials to you by mail, in connection with our Board's solicitation of proxies for use at our 2009 Annual Meeting of Stockholders. These materials include:

  •
  our proxy statement for the Annual Meeting; and

  •
  our 2008 Annual Report to Stockholders, which includes our audited consolidated financial statements.

        If you requested printed versions of these materials by mail, these materials also include the proxy card and an admission ticket for the Annual Meeting.

What is a Notice of Internet Availability of Proxy Materials, and can I obtain a printed copy of the proxy materials?

        In accordance with the rules of the Securities and Exchange Commission (the "SEC "), we are providing access to our proxy materials over the Internet. Accordingly, on or about April 3, 2009, we are mailing to our record and beneficial stockholders a Notice of Internet Availability of Proxy Materials (the "Notice"), which contains instructions on how to access our proxy materials over the Internet and vote online. If you received the Notice, you will not receive a printed copy of our proxy materials by mail unless you request one not later than April 29, 2009. If you wish to receive a printed copy of our proxy materials for the 2010 Annual Meeting, you should follow the instructions included in the Notice for requesting those materials.

What is the purpose of the Annual Meeting?

        At our Annual Meeting, our stockholders will vote upon the matters outlined in the accompanying notice of meeting, including:

  •
  election of three Class I Directors, each for a term of three years (see page 33); and

  •
  ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2009 (see page 35).

        Management will report on GGP's performance during fiscal year 2008 and respond to appropriate questions from stockholders. In addition, representatives of Deloitte & Touche LLP are expected to be at the Annual Meeting to respond to appropriate questions.

Do I need a ticket to attend the meeting?

        You will need an admission ticket or proof of ownership to enter the meeting. If you hold shares directly in your name as a stockholder of record and have received a printed copy of our proxy materials, an admission ticket is attached to your printed proxy card. If you plan to attend the meeting, please vote your proxy prior to the meeting but keep the admission ticket and bring it with you to the meeting. If you have not received a printed copy of our proxy materials, please request an admission ticket by writing to us at: General Growth Properties, Inc., 110 N. Wacker Drive, Chicago, Illinois 60606-1511, Attention: Corporate Communications.

        If your shares are held beneficially in the name of a broker or other nominee and you wish to be admitted to the meeting, you must present proof of your ownership of our common stock, such as a proxy or a letter from that broker or other nominee or a recent brokerage account statement.

        All stockholders must also present a form of photo identification, such as a valid driver's license or passport, in order to be admitted to the meeting.

        No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted at the meeting.

What are the Board's voting recommendations?

        Unless you give other instructions on your proxy card, the individuals named on the card as proxy holders will vote in accordance with the recommendations of the Board of Directors. The Board of Directors recommends that you vote your shares FOR the election of each of the nominees to the Board and FOR the ratification of the independent registered public accounting firm.

What happens if additional proposals are presented at the meeting?

        Other than the matters described in this proxy statement, we do not expect any additional matters to be presented for a vote at the Annual Meeting. If other matters are presented by or at the direction of the Chairperson of the Board or the Board as permitted by our bylaws and you vote by proxy, your proxy grants the individuals named as proxy holders the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

Who is entitled to vote?

        Only stockholders of record at the close of business on the record date, March 16, 2009, are entitled to receive notice of the Annual Meeting and to vote the shares of common stock that they held on that date at the meeting, or at any postponement or adjournment of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each proposal to be voted on.

How do I vote my shares?

        If you are a "record" holder of our common stock (that is, if you hold your stock in your own name in the Company's stock records maintained by our transfer agent), you may vote over the Internet by following the instructions included in the Notice, or, if you received a printed copy of our proxy materials, you can also vote by mail or telephone. The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on May 12, 2009.

        If you hold shares of our common stock in "street name" (that is, through a broker or other nominee), you will need to obtain a voting instruction form from the institution that holds your shares and follow the voting instructions on that form.

Can I change my vote?

        If you are a "record" holder, you may revoke a previously submitted proxy and change your vote by:

  •
  voting again over the Internet or by telephone by 11:59 p.m. Eastern Time on May 12, 2009 (only the latest Internet or telephone proxy will be counted);

  •
  properly executing and delivering a later-dated proxy card (your proxy must be received by the close of business on May 12, 2009);

  •
  voting by ballot at the Annual Meeting; or

  •
  sending a written notice of revocation to our Corporate Secretary at our principal executive offices, 110 North Wacker Drive, Chicago, Illinois 60606 (your notice must be received by the close of business on May 12, 2009).

        If you hold shares of our common stock in "street name," you will need to contact the institution that holds your shares and follow its instructions for revoking a proxy.

What constitutes a quorum?

        If a majority of the shares of common stock outstanding on the record date are present in person or represented by proxy at the Annual Meeting, we will have a quorum, permitting the conduct of business at the Annual Meeting. As of the record date, we had 312,352,392 shares of common stock outstanding and entitled to vote. Abstentions and broker non-votes are counted as present in person or represented by proxy for purposes of determining whether a quorum exists. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner.

Who will bear the costs of soliciting votes for the meeting?

        GGP will bear the entire cost of the solicitation of proxies from its stockholders. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders.

CORPORATE GOVERNANCE

Director Independence

        The Board consists of seven directors, a majority of which are independent within the meaning of the listing standards of the New York Stock Exchange (the "NYSE"). The Board affirmatively determined that each of our non-employee directors, Alan Cohen, Anthony Downs, John Riordan and Beth Stewart, is independent within the meaning of the NYSE listing standards. The Board reviewed all relevant information and concluded that none of the directors listed above possess any of the bright-line relationships set forth in the NYSE listing standards that prevent independence, nor do they possess any other relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), other than Board membership.

Important Governance Policies

        The Board has adopted the following important policies which document some of our significant corporate governance principles. Each of these policies is available on our website at www.ggp.com in the "Investment" section under the "Corporate Governance" heading. In addition, a copy may be obtained by writing to our Corporate Secretary.

  Corporate Governance Guidelines

        Our Corporate Governance Guidelines, among other matters:

  •
  describe matters relating to director qualifications and responsibilities;

  •
  establish a director resignation policy, as further described below;

  •
  provide that our directors have full and free access to the Company's officers and employees;

  •
  require the Board to conduct an annual self-evaluation; and

  •
  set forth stock ownership guidelines for our non-employee directors.

        Our Corporate Governance Guidelines require any nominee for director at our Annual Meeting to tender his or her resignation for consideration by the Nominating & Governance Committee if a majority of the votes represented by shares of the Company that are outstanding and entitled to vote in the election are designated to be "withheld" from the nominee's election. The Nominating & Governance Committee will then evaluate the best interest of the Company and its stockholders and recommend to the Board of Directors the action to be taken with respect to any tendered resignation.

  Code of Business Conduct and Ethics

        Our Code of Business Conduct and Ethics prohibits conflicts of interest, which are broadly defined to include any situation where a person's private interest interferes in any way with the interests of the Company. In addition, this Code prohibits direct or indirect personal loans from the Company to executive officers and directors to the extent required by law and stock exchange regulation. The Code does not attempt to cover every issue that may arise, but instead sets out basic principles to guide all of our employees, officers, and directors. Any waivers of the Code for any executive officer, principal accounting officer, or director may be made only by the Board or a Board committee and will be promptly disclosed to stockholders. The Code includes a process and a toll-free telephone number for anonymous reports of potentially inappropriate conduct or potential violations of the Code.

  Related Party Transactions Policy

        Our Related Party Transactions Policy is designed to assist with the proper identification, review and disclosure of related party transactions. Under this policy, management of the Company is required to disclose to the Audit Committee any transaction between the Company and related parties, and the Audit Committee is responsible for reviewing and approving them. The Audit Committee may only approve a transaction between the Company and a related party if the transaction is on terms that are comparable to terms the Company could obtain in an arm's length transaction with an unrelated third party, and either the term of the transaction does not exceed one year or the Company can terminate the agreement evidencing the transaction upon reasonable notice to the related party. A related party for purposes of this policy means:

  •
  an officer or director of the Company;

  •
  a stockholder directly or indirectly beneficially owning in excess of five percent of the Company;

  •
  a person who is an immediate family member of, or shares a household with, an officer or director; or

  •
  an entity that is either wholly or substantially owned or controlled by someone listed above.

This policy does not apply to transactions of a type in which all Company employees may participate, a transaction that involves compensation for services rendered to the Company as an employee or director, or a transaction that involves the conversion or redemption of outstanding interests in GGP Limited Partnership, the Company's operating partnership (the "Operating Partnership").

Director Nomination Process

        The Nominating & Governance Committee considers many factors in identifying and recommending nominees for positions on the Board, including those described under "Director Qualifications" in the Company's Corporate Governance Guidelines. These factors include independence, diversity, age, skills, experience in the context of the needs of the Board of Directors and ability to devote adequate time to Board duties. The Nominating & Governance Committee does not set specific minimum qualifications that nominees must meet in order for the Committee to recommend them to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her merits, taking into account the needs of the Company and the composition of the Board of Directors. In identifying potential candidates for Board membership, the Nominating & Governance Committee relies on suggestions and recommendations from members of the Board, management, stockholders and others. The Nominating & Governance Committee has not previously used outside consultants to help identify potential candidates, but it may choose to do so in the future. The Nominating & Governance Committee assesses which candidates appear to best fit the needs of the Board and the Company and interviews and evaluates those candidates. Nominees selected by the Nominating & Governance Committee are recommended to the full Board of Directors by the Committee. After the Board of Directors has approved a nominee, the Board will determine how to extend any invitation to join the Board.

        The Nominating & Governance Committee will consider candidates recommended by stockholders if such recommendations are made in accordance with the terms of the Company's bylaws, and those candidates will be evaluated in the same manner as other candidates. See "Stockholder Director Nominations and Other Stockholder Proposals for Presentation at the 2010 Annual Meeting" below for a general description of the applicable terms of the Company's bylaws.

Stockholder Communications with the Board

  Generally

        Stockholders or other interested persons wishing to communicate with the Board may contact them by writing to them, c/o Corporate Secretary, at our principal executive offices. Correspondence may be addressed to the non-employee directors, the entire Board or to one or more individual members of the Board, at the election of the sender. Any such communication will be promptly distributed to the director or directors named therein.

  Stockholder Proposals for Inclusion in 2010 Proxy Statement

        We must receive notice of any stockholder proposal that is intended to be included in our proxy statement and form of proxy for next year's annual meeting at our principal executive offices no later than December 4, 2009. This notice must be in writing and must comply with the other provisions of Rule 14a-8 under the Securities Exchange Act of 1934 ("Rule 14a-8").

  Stockholder Director Nominations and Other Stockholder Proposals for Presentation at the 2010 Annual Meeting

        Under our bylaws, nominations for director and any other business proposal may be made by a stockholder entitled to vote at the 2010 Annual Meeting who delivers written notice, along with the additional information and materials required by our bylaws, to our Corporate Secretary not later than 90 days nor earlier than 120 days prior to the first anniversary of the preceding year's annual meeting. Accordingly, for our annual meeting in the year 2010, we must receive this notice on or after January 13, 2010, and on or before February 12, 2010. You may obtain a copy of our bylaws by writing to our Corporate Secretary. A matter submitted to us in accordance with our bylaws may be presented at next year's annual meeting, but we are not required to include any such matter in our proxy statement unless the submission also complies with Rule 14a-8. However, the persons named in the proxy for next year's annual meeting will not have discretionary authority to vote with respect to the matter submitted unless we state in the proxy statement the nature of the matter and how the persons named in the proxy intend to vote with respect to the matter (although such persons will have discretionary authority to vote with respect to any matter which is presented at the meeting but was not timely submitted to us in accordance with the requirements of our bylaws).

Certain Relationships and Related Party Transactions

        The Company is the general partner of the Operating Partnership, and is currently the owner of approximately 96% of the partnership interests in the Operating Partnership. Several entities, the owners or beneficiaries of which are members of the Bucksbaum family (including John Bucksbaum), are limited partners of the Operating Partnership. On January 2, 2009, one of these entities converted 42,350,000 common units of limited partnership interest in the Operating Partnership into 42,350,000 shares of our common stock. After this transaction, these entities own, in the aggregate, approximately 1% of the partnership interests in the Operating Partnership. This 1% interest is convertible into 2,978,907 shares of our common stock.

        The Company subleases office and storage space at its principal executive offices to MB Investments, L.L.C., a company currently owned by John Bucksbaum and another Bucksbaum family member. The rent due to the Company under the sublease is based on a fixed monthly price per square foot of office space and a flat fee per month for the storage space, resulting in approximately $120,900 of rent in 2008. The sublease has been extended on the same terms through June 30, 2009 and the extension was reviewed and approved by the Audit Committee in accordance with our Related Party Transactions Policy.

Board Meetings and Attendance

        Pursuant to the Delaware General Corporation Law and the Company's bylaws, our business and affairs are managed by or under the direction of the Board of Directors. Members of the Board are kept informed of the Company's business through discussions with the Chief Executive Officer and other key members of management, by reviewing written materials provided to them and by participating in meetings of the Board and its committees.

        During 2008, the Board of Directors held 24 in-person or telephonic meetings of the full Board and took action by written consent five times. Each of the incumbent directors attended at least 90% of all meetings of the Board and those Board committees on which he or she served during 2008. The Company encourages its Board members to attend annual meetings of its stockholders and all of the Company's directors attended the Company's annual meeting of stockholders in 2008.

Meetings of Non-Employee Directors

        The non-employee directors of the Board held 11 regular quarterly and other meetings in 2008. From June 2007 through October 2008 a designated Lead Director chaired the meetings of the non-employee directors. In October 2008, the non-employee directors determined that a rotating presiding director for each executive session is the preferable governing approach for the Company as they believe that this approach maximizes participation by all non-employee directors and fosters an environment where each non-employee director has an equal opportunity to provide direction and influence.

Compensation of Directors

        Directors who are our employees receive no fees for their services as directors. Non-employee directors receive an annual fee for their service on the Board, a fee for each Board and committee meeting attended and reimbursement of expenses incurred in attending meetings. The chart below sets forth the fee structure for non-employee directors as of December 31, 2008.

Annual fee paid to:
All non-employee Directors, except Chairman	$40,000
Non-executive Chairman of the Board of Directors	$225,000	(1)
Audit Committee Chair	$20,000
Compensation Committee Chair	$10,000
Nominating & Governance Committee Chair	$5,000
Other Committee Chairs	$20,000	maximum(2)
Audit Committee Members	$2,500
Fee for each meeting attended:
Board meetings	$1,000
Audit Committee meetings	$1,500
Other Committee meetings	$1,000

(1)
Effective December 20, 2008, an annual fee of $225,000 will be paid to the non-executive Chairman of the Board of Directors, John Bucksbaum, with no additional meeting fees or retainers to apply; such fee was prorated for 2008. Mr. Bucksbaum is also entitled to receive health benefits under the health benefit plans provided to employees of the Company, without paying a participation fee.

(2)
Effective February 26, 2008, the Compensation Committee approved an annual fee not to exceed $20,000 to be paid to the Chair of each Committee that may be established from time to time, other than the Audit Committee, the Compensation Committee and the Nominating & Governance Committee.

        Effective January 1, 2009 the annual fee paid to each non-employee director, excluding the Chairman, was increased to $50,000; the annual fees paid to the Chair of the Audit Committee, Compensation Committee, and Nominating & Governance Committee were increased to $25,000, $15,000, and $10,000, respectively; and the annual fee of $2,500 paid to each Audit Committee

Member, excluding the Audit Committee Chair, was eliminated. With respect to meeting fees, effective January 1, 2009, each non-employee director shall be paid $1,500 for each Board meeting attended in person; $1,500 for each committee meeting attended in person; $1,500 for each Audit Committee meeting attended telephonically; $1,000 for each Board meeting attended telephonically; and $1,000 for each committee meeting, other than an Audit Committee meeting, attended telephonically. The Compensation Committee engaged Pearl Meyer & Partners, LLC ("PM&P) to review the new director compensation program commencing in 2009, including the annual equity awards described below. PM&P concluded the new compensation program is reasonable in terms of amount and structure given the Company's current financial situation.

        In addition to receiving fees for their services as directors, our non-employee directors receive annual equity awards under our 2003 Incentive Stock Plan (the "2003 Plan"). In 2008 all non-employee directors were entitled to receive a restricted stock award of 1,500 shares at the time of the Company's annual meeting of stockholders. In addition, each new non-employee director would be entitled to receive a restricted stock award of 1,500 shares when he or she joined the Board. The restricted stock awards vest one-third on the grant date and one-third on each of the first and second anniversaries of the grant date. Each recipient of restricted stock possesses all of the rights of a stockholder of the Company, including the right to vote and receive dividends. Effective in 2009, the terms of the restricted stock awards for all non-employee directors stayed the same, except the amount was increased to 10,000 shares annually and 10,000 shares upon initially joining the Board ("RSU Awards"). Furthermore, if the RSU Awards granted in 2009 or later have a value of less than $90,000, as is determined in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123 (revised 2004), "Share-Based Payment," ("SFAS 123(R)") and Staff Accounting Bulletin No. 107 ("SAB 107") relating to SFAS 123(R), which provides for an estimate of the fair value of share-based payment awards on the date of grant, then, the difference shall be paid to each non-employee director in cash.

        The following table summarizes the compensation earned or paid to each of our non-employee directors during 2008.

2008 Director Compensation

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	Total ($)
John Bucksbaum	$7,377	—	$7,377
Alan Cohen	$104,000	$72,389	$176,389
Anthony Downs	$95,000	$72,389	$167,389
Adam Metz(5)	$207,378	$59,101	$266,479
Thomas Nolan(6)	$130,739	$59,101	$189,840
John Riordan	$106,448	$72,389	$178,837
Beth Stewart	$108,139	$72,389	$180,528

(1)
Mr. John Bucksbaum became a non-employee director of the Company, effective December 20, 2008, and thus received compensation as a non-employee director from December 20, 2008 through December 31, 2008. Messrs. Metz and Nolan became employees of the Company on October 26, 2008, and thus received compensation as non-employee directors through October 25, 2008. Two former directors of the Company, Robert Michaels and Bernard Freibaum are not included in this table because they were employees of the Company and thus received no compensation for their services as directors. The compensation received by Messrs. Bucksbaum, Metz, Michaels and Freibaum as employees of the Company is shown in the Summary Compensation Table on page 21.

(2)
Consists of annual retainer fees and meeting fees in accordance with the fee structure described above.

(3)
This amount represents the dollar amount recognized for restricted stock awards for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with SFAS 123(R). Assumptions used in the calculation of this amount are set forth in footnote 10 to the Company's audited financial statements for the fiscal year ended December 31, 2008 included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2009.

(4)
The grant date fair value of the 1,500 shares of restricted stock awarded to each non-employee director in 2008 is $63,870. Each of our non-employee directors held an aggregate of 1,500 shares of restricted stock as of December 31, 2008. In addition, the following are the aggregate number of shares issuable upon exercise of outstanding option awards that have been granted to each of our non-employee directors prior to 2008: Mr. Cohen, 10,000; Mr. Downs, 2,500; Mr. Metz, 0; Mr. Nolan, 10,000; Mr. Riordan, 7,000; and Ms. Stewart, 2,500. No amount related to these previously issued options was recognized for financial statement purposes for the fiscal year ended December 31, 2008, in accordance with SFAS 123(R).

(5)
Included in Mr. Metz's compensation is $30,000 paid to him for additional board services and $100,000 paid to him in his capacity as Lead Director.

(6)
Included in Mr. Nolan's compensation is $30,000 paid to him for additional board services and $8,000 paid to him in his capacity as chair of a special committee of the Board which commenced and ended in 2008.

Stock Ownership Guidelines

        Our stock ownership guidelines for non-employee directors, which are set forth in full in our Corporate Governance Guidelines, require that each non-employee director own at least the lesser of 6,500 shares or $250,000 of our common stock by the later of May 31, 2011 or the fifth anniversary of the director's election to the Board.

Committees of the Board of Directors

        The Board of Directors has four standing committees: the Executive Committee, the Audit Committee, the Nominating & Governance Committee and the Compensation Committee. The table below shows current membership for each of the standing Board committees.

Executive Committee	Audit Committee	Nominating & Governance Committee	Compensation Committee
John Bucksbaum*	Anthony Downs	Alan Cohen	Alan Cohen*
Alan Cohen	John Riordan	Anthony Downs	John Riordan
Anthony Downs	Beth Stewart*	John Riordan*	Beth Stewart
Adam Metz
Thomas Nolan
John Riordan
Beth Stewart

*
Denotes Chair.

        Each of the committees operates under a written charter, except the Executive Committee whose duties are established by the Board of Directors from time to time. Copies of these charters can be obtained from our website at www.ggp.com in the "Investment" section under the "Corporate Governance" heading or by writing to our Corporate Secretary at our principal executive offices.

  Executive Committee

        The Board has granted the Executive Committee the power to act on behalf of the Board in certain limited circumstances. The Executive Committee did not meet during 2008, nor did it take any actions by written consent.

  Audit Committee

        The Board of Directors has determined that all of the members of the Audit Committee meet the requirements for independence and expertise, including financial literacy, under applicable NYSE listing standards and SEC rules. The Board of Directors has also determined that Ms. Stewart is an "audit committee financial expert" under applicable SEC rules. The amended and restated Audit Committee charter requires that all members of the Audit Committee be financially literate and that at least one member qualify as an "audit committee financial expert" under applicable SEC rules.

        The functions of the Audit Committee include, among other things, assisting the Board in monitoring:

  •
  the integrity of the Company's financial statements;

  •
  the independent public accountants' qualifications and independence; and

  •
  the performance of the Company's internal audit function and independent public accountants.

        The Audit Committee has the sole authority to appoint or replace the Company's independent public accountants, who report directly to the Audit Committee, although the Audit Committee has a policy of seeking stockholder ratification of the appointment of the Company's independent public accountants, as described in Proposal 2. The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms associated with such services) to be provided by the independent public accountants, subject to certain de minimis exceptions for non-audit services which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee has the authority to retain independent legal, accounting, or other advisors and the Company will provide appropriate funding for the compensation of any such advisors. The Audit Committee also has the responsibility to review and approve transactions under the Company's Related Party Transactions Policy and is empowered to investigate any matter brought to its attention with full access to the Company's records and personnel. In addition, the Chair of the Audit Committee performs certain delegated responsibilities, including the review of quarterly financial press releases. The Audit Committee is also responsible for preparing a report for inclusion in our proxy statement stating, among other things, whether our audited financial statements should be included in our Annual Report on Form 10-K. This report is set forth on page 27 of this proxy statement.

        The Audit Committee held seven meetings during 2008 and took one action by written consent.

  Nominating & Governance Committee

        In accordance with the listing standards of the NYSE, the Nominating & Governance Committee is comprised solely of independent directors. The functions of the Nominating & Governance Committee include:

  •
  assisting the Board by identifying individuals qualified to become Board members;

  •
  recommending to the Board the director nominees for the next annual meeting of stockholders;

  •
  recommending to the Board corporate governance guidelines applicable to the Company;

  •
  leading the Board in its annual review of the Board's performance; and

  •
  recommending to the Board the members of each Board committee.

        The Nominating & Governance Committee has sole authority to retain any search firm to be used to identify director candidates and the sole authority to approve the search firm's fees and other retention terms. The Nominating & Governance Committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors and the Company will provide appropriate funding for the compensation of any such advisors.

        The Nominating & Governance Committee held five meetings in 2008.

  Compensation Committee

        In accordance with the listing standards of the NYSE, the Compensation Committee is comprised solely of independent directors. The Compensation Committee has responsibility for evaluating and approving the compensation of directors and executive officers of the Company. The functions of the Compensation Committee include:

  •
  reviewing and approving the Company's overall compensation strategy and policies;

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  establishing the compensation for our Chief Executive Officer;

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  reviewing and approving the compensation for the other executive officers of the Company;

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  annually reviewing and making recommendations to the Board with respect to incentive-compensation plans and equity-based plans in which the executive officers are eligible to participate;

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  annually reviewing and approving the compensation of directors; and

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  monitoring compliance with legal prohibitions on loans from the Company to directors and executive officers of the Company.

        The Compensation Committee has the sole authority to retain any compensation consultant to be used to assist it in the evaluation of director or executive compensation and the sole authority to approve the consultant's fees and other retention terms. The Compensation Committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors and the Company will provide appropriate funding for the compensation of any such advisors. The Compensation Committee may form and delegate authority to subcommittees when appropriate.

        The Compensation Committee administers our Employee Stock Purchase Plan, our Cash Value Added Incentive Compensation Plan (the "CVA Plan"), the 2003 Plan and all other incentive-compensation or equity-based plans in which our executive officers may participate which we may adopt from time to time. The Compensation Committee is also responsible for reviewing and discussing with the Company's management the "Compensation Discussion and Analysis" set forth below and preparing the "Compensation Committee Report" set forth on page 20 of this proxy statement.

        The Compensation Committee held 14 meetings during 2008 and took three actions by written consent.

        The "Compensation Discussion and Analysis" section below further discusses the Compensation Committee's responsibilities and actions.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

  Introduction

        Decisions with respect to 2008 compensation were affected by certain executive changes as well as by the Company's financial condition. Notwithstanding these changes, our underlying compensation philosophy and policies were not modified.

        In October 2008, we made a number of changes to our executive team. On October 2, Edmund Hoyt, who had served as the Company's Senior Vice President and Chief Accounting Officer since 2000 replaced Bernard Freibaum as Chief Financial Officer on an interim basis. On October 26, 2008, John Bucksbaum resigned as Chief Executive Officer and was replaced by Adam Metz, a director of the Company, and Robert Michaels resigned as President and director and was replaced as President by Thomas H. Nolan, Jr., also a Company director. Mr. Bucksbaum remains a director and Chairman of the Board of the Company and Mr. Michaels is currently Vice Chairman of the Company. In connection with these changes, the Company modified its historical practice of not entering into employment agreements with its executive officers by entering into employment agreements with Messrs. Metz and Nolan. While Mr. Nolan is not a named executive officer for 2008, a discussion of his employment agreement and compensation is included because he will be a named executive officer in 2009.

        During 2008, the Company faced significant liquidity concerns, a substantial decline in the market price of GGP stock, and a generally weak economic and retail outlook. These factors affected various elements of compensation for 2008. As discussed further below under "CVA Plan Cash and Equity Awards," cash bonuses for 2008 performance were reduced from past years and stock awards for 2008 performance were eliminated. In addition, our compensation philosophy and policies were not historically applied to the compensation of our former Chief Executive Officer, John Bucksbaum. See "Compensation of John Bucksbaum" below.

  Compensation Philosophy

        The Compensation Committee is primarily responsible for and works with the Chief Executive Officer to establish the Company's executive compensation philosophy, policies and programs. The primary objective of the Company's executive compensation philosophy is to attract, motivate and retain executives who possess the high quality skills and talent necessary to lead and, where appropriate, transform the Company's business. Our policy also seeks to foster a performance oriented environment by directly linking a significant part of each executive officer's total compensation to the Company results that will create stockholder value in both the short and long-term. Compensation policies have been developed and implemented in order to ensure that the objectives of the compensation philosophy of the Company are attained.

  Compensation Policies

        The following are the key compensation policies applicable to the Company's executive officers during 2008:

        Compensation Must Be Transparent.    The Company's executive compensation program consists of four elements: base salary, cash bonus awards, restricted stock and stock options. The cash and equity components of our compensation program are intended to be transparent and easily identifiable. The Company provides no defined benefit pension benefits or supplemental pension benefits to executive officers. Except in very limited circumstances, our executive officers do not receive perquisites or other benefits that are not available to all of our employees.

        Total Compensation Should Be Competitive.    Competitiveness of the Company's compensation is one of the factors considered in establishing compensation. For executive officers, total compensation takes into account comparable companies' overall compensation and the compensation practices of Peer Companies (as defined below) and other companies with which GGP competes for talent (as defined below, together with the Peer Companies, the Benchmark Companies). However, the Company does not have a specified competitive pay objective (e.g., 75th percentile) relative to the Benchmark Companies and may, in certain circumstances, pay total compensation in excess of the comparable overall compensation of the Benchmark Companies. For Messrs. Metz and Nolan, total compensation also takes into account the executive compensation practices of the Comparison Companies (as defined below).

        Compensation Must Be Commensurate With Value To The Company.    Total compensation is higher for individuals with greater responsibility and greater ability to influence the Company's achievement of targeted results and strategic initiatives. Ideally, as position and responsibility increases, the proportion of an executive officer's total compensation that varies with individual executive and Company performance objectives increases.

        Executive Officers Should Think Like GGP Stockholders.    Executive officers should act in the interests of GGP stockholders and we believe that an equity stake effectively aligns executive officer and stockholder interests and provides proper motivation for enhancing stockholder value.

        Executive Stock Ownership.    The Company does not have an executive officer stock ownership policy or guideline.

  Compensation Committee Process—Executive Officers other than Messrs. Metz, Nolan and Bucksbaum

        The Compensation Committee process for establishing 2008 compensation for each of the executive officers (other than Messrs. Metz, Nolan and Bucksbaum) included a review of historical compensation and equity information for each of the executive officers, the recommendation of the Chief Executive Officer, the amount and types of compensation paid by the Benchmark Companies, the individual performance of each of the executive officers, and the impact of regulatory requirements discussed below under "Impact of Regulatory Requirements on Compensation." A discussion of each of these considerations follows.

        Historical Compensation and Equity Information.    In establishing 2008 compensation for each executive officer (other than Messrs. Metz, Nolan and Bucksbaum), the Compensation Committee reviewed tally sheets that included the following information:

  •
  Each individual element of compensation;

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  Total compensation;

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  Total value of all equity awards granted since starting with the Company; and

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  The total number of shares of GGP stock owned and the value of such stock.

        The Compensation Committee used this compensation information to understand the elements and amounts of compensation paid to each executive officer. The equity award and stock ownership information was used to understand the amount of equity awarded to the executive officer and the wealth accumulated by such officer, as of the determination date, as a result of such equity awards and his or her own investment in GGP stock.

        Role of Chief Executive Officer in Establishing Compensation.    The Chief Executive Officer plays a significant role in the compensation setting process. The most significant aspects of the Chief Executive Officer's role include: evaluating the performance of the executive officers, establishing performance goals, the targets and Company performance factor for the Company's CVA Plan and advising the

Compensation Committee with respect to attainment of such goals, recommending the base salary levels of the executive officers and discretionary bonuses, and recommending discretionary option and restricted stock awards under the Company's 2003 Plan. The Chief Executive Officer also regularly participates in Compensation Committee meetings to provide this information. The role of the Chief Executive Officer did not change when Mr. Metz became Chief Executive Officer in October, 2008, with Mr. Metz being significantly involved in all compensation decisions since becoming Chief Executive Officer.

        Benchmark Analysis.    Compensation paid by the Benchmark Companies was one of the factors considered by the Compensation Committee in establishing compensation of the executive officers for 2008. A review of information regarding compensation practices of the other companies with which GGP competes for executive talent was determined to be necessary in order to assess whether our compensation practices were competitive in, and reasonable as compared to, the marketplace.

        The Benchmark Companies were composed of the other REITs that had previously been included in our peer group used for the annual five-year cumulative total stockholder return comparison, plus certain other specified companies. The "Peer Companies" were:

    CBL & Associates Properties, Inc.
    Glimcher Realty Trust
    Pennsylvania Real Estate Investment Trust
    Simon Property Group, Inc.
    Taubman Centers, Inc.
    The Macerich Company

        The other specified companies were: Developers Diversified Realty Corporation, Equity Residential, Kimco Realty Corporation, and Vornado Realty Trust.

        The REIT survey data was derived from two sources, the CEL & Associates, Inc. Real Estate Compensation Survey and the NAREIT Compensation and Benefits Survey that were available at the time the benchmarking analysis was prepared. The general industry data was derived from the Watson/Wyatt Survey Report on Top Management Compensation (where we used data reported for companies with 2,000 to 10,000 employees) and the William M. Mercer Finance, Accounting and Legal Compensation Survey (where we used data reported for companies with 2,000 to 10,000 employees) that were available at the time the benchmarking analysis was prepared. This information was prepared for the Compensation Committee by management of the Company.

        Accordingly, the total compensation, and the elements thereof, paid to our named executive officers were compared to the compensation paid by a group of Benchmark Companies, as well as companies included in the REIT survey data and general industry data. The aggregate equity compensation awarded to our named executive officers was compared to that awarded to the executive officers in the Benchmark Companies for certain historical periods.

        Results of Annual Review.    The Compensation Committee's review of the tally sheets, the compensation paid by the Benchmark Companies, and the other factors discussed above did not result in a change to any of the amounts to be paid to the named executive officers from that proposed by the Chief Executive Officer for any element of compensation. The Compensation Committee concluded that the payments of cash and equity to the named executive officers discussed below under "Elements of Compensation" and the payments of cash and equity made to the other executive officers were reasonable and consistent with the Company's philosophy and policies.

  Compensation Committee Process—Messrs. Metz and Nolan

        In connection with the hiring of Messrs. Metz and Nolan as interim Chief Executive Officer and interim President of the Company, respectively, the Compensation Committee determined, as noted

above, that it was desirable to enter into one year written employment agreements, effective as of October 26, 2008, with each of Messrs. Metz and Nolan. In making this determination, the Compensation Committee considered the importance to the Company of engaging high quality and experienced executives with significant knowledge of the Company and its operations under time sensitive and difficult circumstances, including the substantial decline in the market price of the Company's common stock. These considerations were given further importance due to the significant financial challenges faced by the Company due to its high debt level and rapid deterioration of the credit markets and retail environment.

        In October 2008, the Compensation Committee engaged PM&P to provide advice and make recommendations regarding the amount and form of compensation to be paid to Messrs. Metz and Nolan. The Compensation Committee reviewed executive compensation information for the Benchmark Companies, the Comparison Companies and the recommendation of PM&P. The "Comparison Companies" were Airtran Holdings, Inc., BearingPoint, Inc., Calpine Corp., Downey Financial Corp., E*Trade Financial Corp., Force Protection, Inc., Idearc, Inc., Isle of Capri Casinos, Inc., Sea Containers Ltd., Sovereign Bancorp, Inc., Washington Mutual, Inc., and XL Capital Ltd. The Comparison Companies were deemed relevant for comparison purposes because they had annual revenues of $1 billion or more and had hired a Chief Executive Officer either in conjunction with a significant stock price decline over a one year period or prior to a bankruptcy filing.

        The Compensation Committee undertook this review to ensure that the types and amounts of compensation offered to Messrs. Metz and Nolan were appropriate when compared to businesses in situations similar to the Company, and did not have a specified competitive pay objective relative to the companies reviewed. As a result of the information and recommendations provided by PM&P, the Company's changed financial circumstances, the current market value of the Company's common stock, the fact that Messrs. Metz and Nolan were not substantial stockholders, and negotiations by the parties involved, the Compensation Committee approved the employment agreements with Messrs. Metz and Nolan, the terms of which are described below. PM&P advised, in their opinion, that the aggregate compensation to be paid to Messrs. Metz and Nolan was fair and reasonable.

        As of March 6, 2009, the employment agreements were amended to eliminate the interim designation, to extend the terms until December 31, 2010 and to provide for certain compensation after expiration of the initial one year term. The Compensation Committee believes that the terms of the original and amended employment agreements, including the elements of cash and equity compensation payable to Messrs. Metz and Nolan, are reasonable and consistent with the Company's compensation philosophies and policies.

  Elements of Compensation

        The Compensation Committee does not have a formula for establishing a specified percentage of total compensation that each of the Company's four elements of compensation should represent. In addition, there is no formula for allocating between currently paid-out compensation and long-term compensation and cash and non-cash compensation. However, when considering any individual element of an executive officer's total compensation, the Compensation Committee historically took into consideration the aggregate amounts and mix of the executive officer's compensation.

        Each of the elements of compensation and the compensation determination with respect to each of the named executive officers and Mr. Nolan (other than Mr. Bucksbaum) are described below.

        Base Salary.    The Compensation Committee reviews annually the Chief Executive Officer's recommendation with regard to the base salaries of the Company's other executive officers. When reviewing base salaries, the Chief Executive Officer and the Compensation Committee consider individual and corporate performance in the prior year, the importance of the individual to the execution of the Company's strategic plans, prior experience, breadth of knowledge and internal pay equity. The Chief Executive Officer and the Compensation Committee review the base salaries paid by the Benchmark Companies to evaluate the reasonableness and competitiveness of the base salaries paid to each of the executive officers, but there is no specified competitive pay objective.

        The 2008 base salaries of each of Messrs. Michaels and Freibaum exceeded the base salaries paid by the Benchmark Companies to individuals holding similar positions. In concluding that such base salaries were consistent with the Company's compensation policies, the Chief Executive Officer and the Compensation Committee considered the important role of these executive officers in developing and implementing the Company's strategic plan and their individual long-term contributions to the leadership and growth of the Company.

        In March 2008, based on the recommendations of the Chief Executive Officer, and the factors described above, the Compensation Committee set the 2008 base salaries of each of the named executive officers (other than Mr. Metz, who was not employed by the Company at that time, and Mr. Bucksbaum, who is discussed below). These base salaries, and the percentage increase in each, are reflected in the following table:

	2008 Salary	Percent Increase from 2007

Edmund Hoyt	$410,000	5.1%

Robert Michaels	$1,200,000	20%

Sharon Polonia	$400,000	5.3%

Bernard Freibaum	$1,200,000	9.1%

Jean Schlemmer	$575,000	4.5%

        The average total increase in the base salaries of all executive officers was approximately 5.7% in 2008.

        The Compensation Committee also made certain decisions with respect to executive base salaries in connection with the changes to the Company's executive team in October 2008. First, the Compensation Committee increased the base salary of Edmund Hoyt from $410,000 to $710,000 effective October 2, 2008, to continue for the period Mr. Hoyt serves as the Company's interim Chief Financial Officer. This increase in base salary was intended to compensate and incentivize Mr. Hoyt for the increased responsibilities undertaken by Mr. Hoyt as interim Chief Financial Officer and was based on a review of the base salaries paid by the Benchmark Companies to the chief financial officer. The Compensation Committee determined to pay Messrs. Metz and Nolan a base salary of $1,500,000 and $1,250,000, respectively. This determination was based on a review of the compensation information of the Benchmark Companies, the Comparison Companies and the opinion of PM&P.

        Cash Bonus Awards.    Cash bonus awards consist of cash awards pursuant to employment agreements and awards of discretionary cash bonuses. Our compensation program includes the periodic awards of discretionary cash bonuses to executive officers, as recommended by the Chief Executive Officer and approved by the Compensation Committee. Such awards are based entirely on subjective factors, which may include job responsibilities undertaken, efforts expended on behalf of the Company and substantial extraordinary contribution to the financial success of the Company. There is no formula for determining a discretionary cash bonus. Such awards may be used in lieu of equity awards to provide additional compensation. The Compensation Committee did not award any discretionary cash bonuses to the executive officers for 2008 performance.

        Pursuant to their employment agreements for service through October 25, 2009, Messrs. Metz and Nolan are entitled to fixed cash bonuses of $2,000,000 and $1,600,000, respectively, payable quarterly in equal installments on February 2, 2009, May 2, 2009, August 2, 2009 and October 25, 2009, and

discretionary cash bonuses of up to $1,000,000 and $800,000, respectively, payable in October 2009. Such discretionary cash bonuses are subject to reduction based on Company and individual performance. No bonus amounts were required to be paid under the employment agreements in 2008. Messrs. Metz and Nolan both elected to reduce their February 2, 2009 fixed cash bonus to one-half of the amount payable pursuant to their respective employment agreements. From and after October 26, 2009, Messrs Metz and Nolan will participate in the Company's then applicable bonus plans in a manner commensurate with their respective positions.

        CVA Plan Cash and Equity Awards.    The performance-based annual bonus element of our compensation program is comprised of both cash and equity awards. The annual cash bonus is paid pursuant to the CVA Plan, which is designed to reward participants for their contribution to the achievement of annual corporate performance goals. "Cash value added" or "CVA" is determined to be the excess of net operating income over a capital charge that is intended to represent the return expected by the providers of the Company's capital. The Compensation Committee is authorized to designate participants in these components of our program and, as a result, in addition to our executive officers (other than Messrs. Metz, Nolan and Bucksbaum), approximately 3,600 of the Company's employees were also participants in the CVA Plan.

        The CVA Plan provides a target incentive award generally ranging from between 1% and 50% of salary for all participants, with the target for executive officers generally equal to the top of that range. The target for each of the participating named executive officers for 2008 was 50%. Under the CVA Plan, the annual cash bonus award for an executive officer for a particular year is equal to base salary times the target incentive award (i.e., 50%), times the Company's performance factor. For executive officers, the Company's performance factor is determined solely by reference to the amount of improvement or deterioration in CVA measured against established targets based on an increase over the Company's prior year performance. For 2008, the Company's performance factor was based on an increase in comparable property net operating income, as compared to 2007 actual comparable property net operating income. The Company performance factor calculation will produce an amount in excess of the target incentive award if such performance factor exceeds targeted CVA and will produce an amount which is less than the target incentive award if such performance factor is less than targeted CVA.

        The CVA Plan provides the opportunity for enhanced bonuses, but also uses a "bonus bank" feature to ensure that increases in CVA are sustained before extraordinary bonus awards are paid out. Each year, two-thirds of any annual bonus award in excess of 125% of the target incentive award is added to the outstanding bonus bank balance. The bonus paid to a participant is equal to the annual bonus award for the year, up to a maximum of 125% of the target incentive award. In addition, amounts added to the bonus bank in any year generally are paid in equal installments over the following two years. None of the executive officers currently have any amounts in a bonus bank.

        The targets and the Company performance factor for 2008 were recommended by the Chief Executive Officer and approved by the Compensation Committee. During each of the five years preceding 2008, the performance factor was as follows: 2007: 1.018; 2006: 1.1034; 2005: 1.072; 2004: 1.03; and 2003: 0.782. When the performance factor was established for 2008, it was substantially likely that cash bonuses would be paid to the executive officers in a range consistent with the prior five years. For 2008, the targeted CVA for the Company was $36,158,437, but the CVA calculation and the performance factor were $17,939,237 and 0.678%, respectively, significantly below the targeted amount for 2008.

        The Compensation Committee evaluated whether CVA cash bonuses should be paid in light of the significant financial difficulties facing the Company. Based upon the recommendation of the Chief Executive Officer and its evaluation of a number of other factors, the Compensation Committee determined that it was in the best interests of all of the stakeholders in the Company to pay cash bonuses, but that the amount of the cash bonuses should be reduced from the 67.8% performance factor achieved under the CVA Plan calculation. While bonuses to all participants in the CVA Plan were reduced, as targeted bonus amounts increased, the percentage reduction also increased, subject to the additional determination by the Compensation Committee that no individual cash bonus should exceed $125,000. As a result, higher compensated employees, such as the named executive officers participating in the CVA Plan, had the largest percentage bonus reductions. As indicated in the "Summary of Cash and Certain Other Compensation—Summary Compensation Table" under the heading "Non-Equity Incentive Plan Compensation," none of the named executive officers participating in the CVA Plan received more than 20% of their base salary as their 2008 CVA Plan cash bonus. This is in contrast to prior years, when a named executive officer (without giving effect to any discretionary cash bonus) typically received one-third of his or her annual cash compensation in a bonus after completion of such fiscal year. Messrs. Metz, Nolan and Bucksbaum do not participate in the CVA Plan, and Mr. Freibaum did not receive a bonus under the CVA Plan for 2008 performance as a result of his departure from the Company in October 2008.

        Through 2007, equity awards for performance were in the form of threshold vesting stock options ("TSOs") granted under the 1998 Plan, which had generally been integrated with the CVA Plan. In February 2008, in lieu of granting TSOs for 2007 performance, the Compensation Committee awarded shares of restricted stock to the named executive officers under the 2003 Plan as set forth below in the table "Grants of Plan-Based Awards." Under the 2003 Plan, which was approved by the stockholders of the Company, the Compensation Committee is authorized to grant employees of the Company stock options and restricted stock. Each participant received a number of shares of restricted stock with a fair market value on the date of grant equal to twenty-five percent of the cash bonus paid to the participant under the CVA Plan. The shares of restricted stock vest in 25% increments commencing on the first anniversary of the date of grant. During the restricted period, recipients of restricted stock will possess all of the rights of a stockholder of the Company, including the right to vote and receive dividends.

        The award of restricted stock under the 2003 Plan in connection with the CVA Plan was intended to compensate the participating named executive officers and other participants for attainment of the Company's annual performance goals, align the interests of the recipients with stockholder interests, and enable recipients to participate in the full value created for stockholders by receiving dividends during the restriction period. Due to the significant financial difficulties facing the Company and uncertainty with respect to the long term value of our common stock, the Chief Executive Officer did not recommend, and the Compensation Committee did not grant, any equity awards for 2008 performance pursuant to the CVA Plan.

        Equity Awards.    The fourth and final element of our executive compensation program consists of periodic discretionary grants of stock, stock options and restricted stock under the 2003 Plan. Such awards under the 2003 Plan historically were an important element of our compensation program and were made to our executive officers in order to ensure that a significant portion of total compensation was dependent on long-term stock price appreciation. Discretionary awards under the 2003 Plan have also been made to recognize value or exceptional contributions to the Company, or may be made in lieu of a base salary adjustment because additional equity was determined to be more consistent with the Company's compensation philosophy and policies.

        The Chief Executive Officer recommends discretionary awards under the 2003 Plan to the Compensation Committee. There is no specific allocation formula for these discretionary awards. Discretionary awards under the 2003 Plan are generally made by the Compensation Committee in the first quarter, but are also made upon the recommendation of the Chief Executive Officer at other times during the year.

        In March 2008, the Compensation Committee awarded an aggregate of 114,217 shares of restricted stock to our executive officers under the 2003 Plan for 2007 performance. Restricted stock granted to the participating named executive officers under the 2003 Plan in 2008 are included under "Executive Compensation—Plan Based Awards—Grants of Plan Based Awards." These shares of restricted stock vest in 25% increments commencing on the first anniversary of the date of grant. The Compensation Committee did not grant any discretionary equity awards for 2008 performance.

        The Company granted Messrs. Metz and Nolan options to acquire 1,000,000 and 800,000 shares of GGP common stock, respectively, at an exercise price of $3.73 per share, pursuant to their employment agreements. These options vest in their entirety on October 25, 2009 (or upon a change in control of the Company). These grants of options were intended to provide Messrs. Metz and Nolan with an equity stake that was sufficient to align their interests with the long term interests of the Company's stockholders.

        From and after October 25, 2009, Messrs. Metz and Nolan will participate in the Company's then applicable equity plans and shall be eligible to receive equity awards in a manner commensurate with their respective positions.

  Termination Compensation

        If the Company terminates either Mr. Metz's or Mr. Nolan's employment without "cause" during the term of the employment agreements, but before a change in control, then the terminated executive is eligible (subject to execution of a release in favor of the Company) to receive a lump sum severance payment equal to the executive's base salary through the end of the term, vesting of a pro-rata portion (but not less than 50%) of the option grants, and continuation of medical and dental benefits for the remainder of term.

        If the Company terminates Mr. Metz's or Mr. Nolan's employment without "cause" after a change in control, then in addition to the severance payments, vesting and benefits described above, the terminated executive would receive any unpaid fixed bonus and the October 2009 discretionary bonus at the amounts stated above. The employment agreements also provide for a gross-up payment for certain excise taxes under Section 4999 of the Internal Revenue Code, subject to stated limits in the agreements.

  Impact of Regulatory Requirements on Compensation

        Section 162(m).    The Compensation Committee has considered the anticipated tax treatment to the Company and our executive officers of various payments and benefits.

        The Committee has determined not to limit executive compensation to that deductible under Section 162(m) of the Internal Revenue Code. As a result of the Company's status as a REIT, this determination has not yet affected the Company because distributions to stockholders have exceeded taxable income. The Compensation Committee will monitor the impact to the Company and consider whether any changes in the Company's programs are warranted. However, the Compensation Committee may continue to approve compensation that does not meet the requirements of Section 162(m) if necessary to ensure competitive levels of total compensation for the executive officers.

        SFAS 123(R).    Beginning on January 1, 2006, the Company began accounting for stock-based payments in accordance with the requirements of SFAS 123(R). Prior to the adoption of SFAS 123(R), the expense for TSOs incurred by the Company was consistent with the benefit to the TSO recipient upon vesting of the TSO. SFAS 123(R) eliminated this consistency and changed the timing of the expense incurred by the Company for the TSOs. The Compensation Committee eliminated TSO grants in 2008.

  Compensation of John Bucksbaum

        The compensation of Mr. Bucksbaum, our Chief Executive Officer until October 2008, was originally established at a subjective level prior to the Company's initial public offering in 1993, and had not been adjusted since 1999. Although the Compensation Committee would have approved increases in Mr. Bucksbaum's annual compensation during his tenure as Chief Executive Officer, Mr. Bucksbaum consistently declined the award of additional compensation. Due to Mr. Bucksbaum's direct ownership of our common stock as well as the interests he and his family have as beneficiaries of trusts which are direct and indirect owners of both our common stock and interests in the Operating Partnership, the Compensation Committee determined that additional compensation would not have better aligned Mr. Bucksbaum's interests with the interests of our stockholders. Accordingly, the compensation paid to Mr. Bucksbaum during 2008 did not reflect the Compensation Committee's judgment with respect to the value Mr. Bucksbaum provided as Chief Executive Officer. In addition, as a result of the unique position of Mr. Bucksbaum, our compensation philosophy and policies, other than transparency and alignment of interests with our stockholders, did not apply to the compensation of Mr. Bucksbaum in his capacity as Chief Executive Officer.

Compensation Committee Report

        We, the undersigned members of the Compensation Committee, have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the GGP Annual Report on Form 10-K for the year ended December 31, 2008.

Respectively submitted by the Compensation Committee,
Alan Cohen (Chair) John Riordan Beth Stewart

Summary of Cash and Certain Other Compensation

        The following tables set forth information regarding the compensation of the persons who served in the capacity of Chief Executive Officer and Chief Financial Officer and our three other most highly compensated officers (the "named executive officers") during the year ended December 31, 2008.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)

Adam Metz	2008	$230,769	—	$72,389	(5)	$322,933		—	$213,147	(5)	$839,254
Chief Executive	2007	—	—	$71,915	(5)	—		—	$77,000	(5)	$148,915
Officer(4)	2006	—	—	$38,213	(5)	$15,881	(5)	—	$66,000	(5)	$120,094

Edmund Hoyt	2008	$485,000	—	$31,480		$222,561		$105,010	$15,478	(6)	$859,529
Interim Chief Financial	2007	$390,000	—	—		$305,237		$248,508	$11,250	(6)	$954,995
Officer(4)	2006	$370,000	—	—		$258,560		$204,128	$9,615	(6)	$842,303

Robert Michaels	2008	$1,200,000	—	$55,886		$261,495		$125,000	$32,578	(7)	$1,674,959
Vice Chairman(4)	2007	$1,000,000	$1,000,000	$336,635		$3,251,491		$508,996	$51,893	(7)	$6,149,015
	2006	$898,077	$1,000,000	$769,912		$1,526,528		$496,527	$61,789	(7)	$4,752,833

Sharon Polonia	2008	$400,000	—	$447,880		$491,535		$77,864	$44,872	(8)	$1,462,151
Executive Vice	2007	$380,000	$150,000	$289,017		$704,220		$193,418	$44,083	(8)	$1,760,738
President, Asset Management(4)	2006	$350,000	—	$111,775		$467,930		$193,094	$16,734	(8)	$1,139,533

John Bucksbaum	2008	$217,623	—	—		—		—	$19,827	(10)	$237,450
Former Chief Executive	2007	$225,000	—	—		—		—	$12,450	(10)	$237,450
Officer(9)	2006	$225,000	—	—		—		—	$12,200	(10)	$237,200

Bernard Freibaum	2008	$1,059,425	—	$28,053		$(33,963)		—	$10,541	(11)	$1,064,056
Former Executive Vice	2007	$1,100,000	$1,000,000	$336,635		$3,334,059		$559,895	$11,250	(11)	$6,341,839
President and Chief Financial Officer(9)	2006	$1,000,000	$1,000,000	$769,912		$1,678,880		$551,696	$11,000	(11)	$5,011,488

Jean Schlemmer	2008	$575,000	—	$270,675		$475,943		$107,554	$38,479	(12)	$1,467,651
Former Chief Corporate	2007	$550,000	$150,000	$111,987		$730,324		$279,948	$25,250	(12)	$1,797,509
Development Officer(9)	2006	$523,077	—	$472,550		$466,588		$289,641	$11,000	(12)	$1,762,856

(1)
These amounts represent cash bonuses earned for the year shown that are paid in the following year.

(2)
These amounts represent the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with SFAS 123(R), of awards and options pursuant to the Company's 1993 Plan, 1998 Incentive Stock Plan ("1998 Plan") and 2003 Plan and thus includes amounts from awards granted in and prior to 2008. Assumptions used in the calculation of this amount are set forth in footnote 10 to the Company's audited financial statements for the fiscal year ended December 31, 2008 included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2009.

(3)
Non-Equity Incentive Plan Compensation represents amounts earned under the CVA Plan for the year shown that are paid in the following year. See "Compensation Discussion and Analysis" for a description of the CVA Plan.

(4)
Mr. Metz was appointed Chief Executive Officer, effective October 26, 2008. Mr. Hoyt was elected Interim Chief Financial Officer, effective October 2, 2008. Mr. Michaels and Ms. Polonia received their current titles of Vice Chairman and Executive Vice President, Asset Management, respectively, effective March 20, 2009.

(5)
The "Stock Awards" and the 2006 "Option Awards" amounts relate to restricted stock and option grants that Mr. Metz received as a non-employee director. The "All Other Compensation" amount for 2008 represents the sum of the Company's 401(k) matching contribution ($5,769) and the sum of fees that Mr. Metz received as a non-employee director ($207,378). The "All Other Compensation" amounts for 2007 and 2006 represent the sum of fees that Mr. Metz received as a non-employee director.

(6)
The amount for 2008 represents the sum of dividends on restricted stock ($4,228) and the sum of the Company's 401(k) matching contribution ($11,250). The amounts for 2007 and 2006 represent the sum of the Company's 401(k) matching contribution.

(7)
This amount represents the sum of dividends on restricted stock ($3,569 in 2008, $15,332 in 2007, and $30,463 in 2006), the Company's 401(k) matching contribution ($11,500 in 2008, $11,250 in 2007, and $11,000 in 2006), and, as applicable, reimbursements of certain travel expenses deemed to be personal expenses ($17,509 in 2008, $25,311 in 2007, and $20,326 in 2006).

(8)
This amount represents the sum of dividends on restricted stock ($33,372 in 2008, $32,833 in 2007, and $5,734 in 2006) and the sum of the Company's 401(k) matching contribution ($11,500 in 2008, $11,250 in 2007, and $11,000 in 2006).

(9)
Mr. Bucksbaum resigned as Chief Executive Officer, effective October 26, 2008; Mr. Freibaum and Ms. Schlemmer were no longer employees of the Company as of October 2, 2008 and March 20, 2009, respectively.

(10)
This amount represents the sum of the Company's 401(k) matching contribution ($11,250 in 2008, $11,250 in 2007, and $11,000 in 2006), reimbursement of certain automobile expenses ($1,200 in each of 2008, 2007 and 2006) and, for 2008 only, fees that Mr. Bucksbaum received as a non-employee director ($7,377).

(11)
The amount for 2008 represents the sum of dividends on restricted stock ($3,926) and the sum of the Company's 401(k) matching contribution ($6,615). The amounts for 2007 and 2006 represent the Company's 401(k) matching contribution and does not include restricted stock dividends as a result of the election made by Mr. Freibaum under Section 83(b) of the Internal Revenue Code.

(12)
The amounts for 2008 and 2007 represent the sum of dividends on restricted stock ($26,979 and $14,000, respectively) and the sum of the Company's 401(k) matching contribution ($11,500 and $11,250, respectively). The amount for 2006 represents the Company's 401(k) matching contribution.

 Plan Based Awards

        The following table provides information on stock options granted and restricted stock awarded to the named executive officers in 2008.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)	All Other Stock Awards: Number of Shares of Stock (#)(2)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)(3)	Closing Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards

Adam Metz	5/14/2008	—	1,500	(4)	—		—	—	$63,870
	11/3/2008	—			1,000,000	(5)	$3.73	$3.73	$1,937,600

Edmund Hoyt	2/14/2008	$355,000	1,392		—		—	—	$49,625
	3/3/2008	—	2,836		—		—	—	$99,997

Robert Michaels	2/14/2008	$600,000	3,569		—		—	—	$127,235

Sharon Polonia	2/14/2008	$200,000	1,356		—		—	—	$48,341
	3/3/2008	—	17,016		—		—	—	$599,984

John Bucksbaum	—	—	—		—		—	—	—

Bernard Freibaum	2/14/2008	$600,000	3,926		—		—	—	$139,962

Jean Schlemmer	2/14/2008	$287,500	1,963		—		—	—	$69,981
	3/3/2008	—	17,016		—		—	—	$599,984

(1)
Represents the amounts that could be earned under the CVA Plan for 2008. Note that amounts paid under the CVA Plan can be greater or less than the targeted amount. Note also that actual amounts paid under the CVA Plan for 2008 are set forth above in the Summary Compensation Table.

(2)
The stock awards listed for each of the named executive officers were awarded pursuant to the 2003 Plan. With the exception of Mr. Metz's non-employee director award, the awards vest one-fourth on each of the first through fourth anniversaries of the grant date.

(3)
The Option Exercise Price is equal to the closing share price of our common stock on the date of grant.

(4)
The restricted stock award relates to compensation Mr. Metz previously received as a director of the Company and does not relate to any compensation as an officer or employee of the Company. The award vests one-third on the grant date and one-third on each of the first and second anniversaries of the grant date.

(5)
The option grant listed was issued in connection with Mr. Metz's employment agreement and will vest in full on October 25, 2009.

Outstanding Equity Awards at Fiscal Year-End

        The following table provides information on outstanding stock options and restricted stock held by the named executive officers at December 31, 2008.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)(1)

Adam Metz	—	—	—	—		1,500	(2)	$1,935
	0	1,000,000	$3.73	11/3/2013	(3)	—		—

Edmund Hoyt	—	—	—	—		4,228		$5,454
	31,000	—	$30.94	2/11/2009	(4)	—		—
	60,000	15,000	$35.41	2/9/2010	(5)	—		—
	15,000	10,000	$50.47	2/6/2011	(5)	—		—
	—	15,014	$50.47	2/6/2011	(6)	—		—
	12,000	18,000	$65.81	2/22/2012	(5)	—		—
	—	13,819	$65.81	2/22/2012	(7)	—		—

Robert Michaels	—	—	—	—		3,569		$4,604
	45,000	—	$30.94	2/11/2009	(4)	—		—
	120,000	—	$35.41	2/9/2010		—		—
	300,000	—	$50.47	2/6/2011		—		—
	—	34,317	$50.47	2/6/2011	(6)	—		—
	—	33,613	$65.81	2/22/2012	(7)	—		—
	100,000	—	$65.81	2/22/2012		—		—

Sharon Polonia	—	—	—	—		31,705		$40,899
	20,000	—	$13.58	2/5/2012		—		—
	30,000	—	$16.77	2/4/2013		—		—
	50,000	—	$30.94	2/11/2009	(4)	—		—
	60,000	15,000	$35.41	2/9/2010	(5)	—		—
	60,000	40,000	$50.47	2/6/2011	(5)	—		—
	—	13,941	$50.47	2/6/2011	(6)	—		—
	40,000	60,000	$65.81	2/22/2012	(5)	—		—
	—	13,072	$65.81	2/22/2012	(7)	—		—

John Bucksbaum	—	—	—	—		—		—

Bernard Freibaum	—	—	—	—		—		—

Jean Schlemmer	—	—	—	—		18,979	(8)	$24,483
	11,000	—	$30.94	2/11/2009	(4)	—		—
	10,000	10,000	$35.41	2/9/2010	(8)	—		—
	60,000	40,000	$47.26	1/3/2011	(8)	—		—
	—	18,231	$50.47	2/6/2011	(8)	—		—
	40,000	60,000	$65.81	2/22/2012	(8)	—		—
	—	19,607	$65.81	2/22/2012	(8)	—		—

(1)
This amount represents the value of the shares of common stock that have not vested based on the closing price per share of our common stock on the NYSE on December 31, 2008 ($1.29).

(2)
The restricted stock award relates to compensation Mr. Metz previously received as a director of the Company and is not compensation received as an officer or employee of the Company.

(3)
The option grant listed was issued in connection with Mr. Metz's employment agreement and will vest in full on October 25, 2009.

(4)
The option grant listed expired in accordance with its terms on February 11, 2009 without being exercised.

(5)
The option grant listed was granted pursuant to either the 1993 Plan or the 2003 Plan and vests in increments of one-fifth on each of the grant date and the first through the fourth anniversaries of the grant date.

(6)
The option grant listed represents TSOs granted pursuant to the 1998 Plan which vest if shares of our common stock attain and sustain a threshold market price of $70.79 per share for at least 20 consecutive trading days at any time over the five years following the date of grant.

(7)
The option grant listed represents TSOs granted pursuant to the 1998 Plan which vest if shares of our common stock attain and sustain a threshold market price of $92.30 per share for at least 20 consecutive trading days at any time over the five years following the date of grant.

(8)
The information provided is as of December 31, 2008. In connection with Ms. Schlemmer's departure from the Company on March 20, 2009, all unvested shares of restricted stock were forfeited, unexercisable options were cancelled and the expiration date of exercisable options became March 20, 2010.

Option Exercises and Stock Vested

        The following table provides information on option exercises under all plans during 2008 by each of the named executive officers and restricted stock that vested during 2008.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)

Adam Metz	—	—	1,500	(3)	$64,910

Edmund Hoyt	—	—	—		—

Robert Michaels	—	—	6,666		$241,909

Sharon Polonia	5,000	$178,700	5,833		$222,820

John Bucksbaum	—	—	—		—

Bernard Freibaum	—	—	—		—

Jean Schlemmer	—	—	2,000		$70,080

(1)
This amount represents the difference between the option exercise price and the closing price per share of our common stock on the NYSE on the exercise date, multiplied by the number of shares exercised.

(2)
This amount represents the closing price per share of our common stock on the NYSE on the vesting date, multiplied by the number of shares vested.

(3)
The restricted shares which vested in 2008 all relate to compensation Mr. Metz previously received as a director of the Company and are not compensation received as an officer or employee of the Company.

Nonqualified Deferred Compensation

        The Company has an Executive Deferred Compensation Plan which was frozen on December 31, 2006. Under the plan, named executive officers and certain other employees of the Company with compensation over a certain threshold could elect to defer all or a portion of their annual base salary and bonus. The plan is unfunded and the Company never made contributions to it. Contributions to the plan earn interest at a rate equal to the rate paid by the Company on its senior unsecured credit facility. Because the plan was frozen on December 31, 2006, no contributions were made to the plan in 2008. The following table provides the aggregate 2008 earnings and the balance held in the plan by each named executive officer at December 31, 2008.

Nonqualified Deferred Compensation Table

Name	Executive Contribution in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings In Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions	Aggregate Balance At Last Fiscal Year End ($)

Adam Metz	—	—	—	—	—

Edmund Hoyt	—	—	—	—	—

Robert Michaels	—	—	—	—	—

Sharon Polonia	—	—	$27,685	—	$709,698

John Bucksbaum	—	—	—		—

Bernard Freibaum	—	—	—	—	—

Jean Schlemmer	—	—	$1,958	$201,413	—

Change in Control Payments

        With the exception of Mr. Metz, none of our named executive officers are entitled to payment of any benefits upon a change in control of GGP, except that our 1993 Plan, 1998 Plan and 2003 Plan each provide that upon a change in control all unvested restricted stock and unvested options shall immediately become vested (unless the Compensation Committee determines otherwise). For a description of the change in control payments specific to Mr. Metz under certain circumstances, see Compensation Discussion and Analysis—Termination Compensation.

        As of December 31, 2008, the named executive officers hold the following shares of unvested restricted stock and unvested options that would become vested upon a change in control. The unrealized value of the shares of unvested restricted stock and the unvested options was calculated by multiplying the closing price per share of our common stock on the NYSE on December 31, 2008 ($1.29) times the number of shares of unvested restricted stock and the number of unvested options, and in the case of unvested options, by reducing the product by the exercise prices thereof.

Unvested Restricted Stock and Options Table

Name	Number of Shares Underlying Unvested Restricted Stock (#)		Number of Shares Underlying Unvested Options (#)	Unrealized Value of Unvested Stock and Options ($)

Adam Metz	1,500	(1)	1,000,000	$1,935

Edmund Hoyt	4,228		71,833	$5,454

Robert Michaels	3,569		67,930	$4,604

Sharon Polonia	31,705		142,013	$40,899

John Bucksbaum	—		—	—

Bernard Freibaum	—		—	—

Jean Schlemmer(2)	18,979		147,838	$24,483

(1)
These restricted shares relate to compensation Mr. Metz previously received as a director of the Company and do not relate to any compensation as an officer or employee of the Company.

(2)
The information provided is as of December 31, 2008. In connection with Ms. Schlemmer's departure from the Company on March 20, 2009, all unvested shares of restricted stock were forfeited and unvested options were cancelled.

AUDIT RELATED MATTERS

Report of the Audit Committee

        Management is responsible for the Company's internal controls and the financial reporting process in compliance with Section 404 of the Sarbanes-Oxley Act. The independent public accountants are responsible for performing independent audits of the Company's consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and the effectiveness of the Company's internal control over financial reporting, and issuing a report on those financial statements as well as expressing an opinion on the effectiveness of the Company's internal control over financial reporting. The Audit Committee monitors and oversees these processes.

        In this context, the Audit Committee has reviewed and discussed the audited financial statements for fiscal 2008 with management and the independent public accountants. The Audit Committee also reviewed management's assessment of the effectiveness of the Company's internal control over financial reporting and the independent public accountants' report on the effectiveness of the Company's internal control over financial reporting. The Audit Committee has discussed with the independent public accountants the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, which include, among other items, matters related to the conduct of the audit of the Company's annual financial statements.

        The Audit Committee has also received the written disclosures and the letter from the independent public accountants required by PCAOB Ethics and Independence Rule 3526, "Communications with Audit Committees Concerning Independence," and has discussed with the independent public accountants the issue of their independence from the Company and management. In addition, the Audit Committee has considered and concluded that the provision of non-audit services by the independent public accountants in 2008 is compatible with maintaining the public accountants' independence.

        Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

Respectfully submitted by the Audit Committee,
Beth Stewart (Chair) Anthony Downs John Riordan

 Auditor Fees and Services

        The following table presents the fees paid by the Company to its independent auditors, Deloitte & Touche LLP, for the audits of the Company's consolidated financial statements for the fiscal years ended December 31, 2008 and 2007 and fees billed for other services rendered by Deloitte & Touche LLP and its affiliates for those periods. Audit services consisted principally of the audits of the Company's annual financial statements and internal control over financial reporting, audits of certain affiliates of the Company, including The Rouse Company LP, reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q, consents, comfort letters and other services related to SEC matters. Audit-related services consisted principally of audits of the Company's retirement savings plan, operating expense audits required by tenants of several of the Company's properties and Sarbanes-Oxley Act Section 404 advisory services. Tax services consisted principally of preparation and compliance.

	2008	2007
Audit Fees	$3,954,700	$4,376,165
Audit-Related Fees	$15,000	$276,348
Tax Fees	$488,050	$503,250

Audit Committee's Pre-Approval Policies and Procedures

        The Audit Committee charter requires the Audit Committee to pre-approve all auditing services and permitted non-audit services (including the fees and terms associated with such services) to be provided by independent auditors, subject to certain de minimis exceptions for non-audit services which are approved by the Audit Committee prior to the completion of the audit. Pre-approval is typically provided at regularly scheduled Audit Committee meetings, but the Audit Committee has delegated to its Chair the authority to grant pre-approval for specified matters between meetings as necessary, provided the matter is then presented to the full Audit Committee at the next scheduled meeting. The Audit Committee has granted pre-approval for routine and recurring audit, non-audit and tax services, in each case with fees less than $10,000, so long as the services are directly related to the performance of specifically pre-approved services and the performance and cost of each such service is promptly reported to the Audit Committee. Under the policies adopted by the Audit Committee, if the invoice for a previously approved service materially exceeds the estimated fee or range of fees, the Committee or its Chair must approve such excess amount prior to payment of the invoice and the Company's independent auditors have been informed of this policy.

        In pre-approving the services generating fees in 2008, the Audit Committee has not relied on the de minimis exception to the SEC pre-approval requirements applicable to audit-related, tax and all other permitted non-audit services.

EXECUTIVE OFFICER AND BENEFICIAL OWNER INFORMATION

Executive Officers

        The executive officers of the Company are generally elected by the Board annually and are currently as follows:

Name	Position
Adam Metz	Chief Executive Officer
Thomas Nolan	President & Chief Operating Officer
Robert Michaels	Vice Chairman
Edmund Hoyt	Interim Chief Financial Officer, Senior Vice President & Chief Accounting Officer
Sharon Polonia	Executive Vice President, Asset Management
Joel Bayer	Senior Vice President, Chief Investment Officer
James Brewster	Senior Vice President, Marketing and Communications
Ronald Gern	Senior Vice President, General Counsel and Secretary

        We refer you to "Proposal 1—Election of Class I Directors" below for biographical information concerning Messrs. Adam Metz and Thomas Nolan. Biographical information concerning our other executive officers is set forth below.

        Robert Michaels, 65, has served as Vice Chairman since March 2009. Prior to being named Vice Chairman, Mr. Michaels served as Chief Operating Officer since 1995. Mr. Michaels also served as a director and President of the Company from 1995 to October 2008. In addition, Mr. Michaels has served and continues to serve as a director and/or officer of various of our subsidiaries and joint ventures. Mr. Michaels is an ex-officio trustee of the ICSC and a director of the Center for Urban Land Economics Research at the School of Business of the University of Wisconsin-Madison.

        Edmund Hoyt, 57, has served as Interim Chief Financial Officer since October 2008, and Senior Vice President and Chief Accounting Officer of the Company since 2000. Mr. Hoyt has been with the Company since 1986 and has held a variety of positions in financial planning, accounting and controllership roles.

        Sharon Polonia, 46, has served as Executive Vice President since March 2009. Prior to being named Executive Vice President, Ms. Polonia served as Senior Vice President, Asset Management of the Company since 2000. Ms. Polonia has been with the Company since May 1998 and has held several positions in a variety of asset management and leasing roles.

        Joel Bayer, 45, has served as Senior Vice President and Chief Investment Officer of the Company since 2001, and Senior Vice President, Acquisitions of the Company from 1998 to 2001. Mr. Bayer previously served as an officer of various of our subsidiaries and joint ventures. Mr. Bayer is a director of Hillcrest Bank Florida.

        James Brewster, 48, has served as Senior Vice President since March 2001, and Vice President Corporate Communications of the Company from 1999 to 2001.

        Ronald Gern, 50, has served as Senior Vice President and General Counsel of the Company since December 1997 and as Secretary of the Company since October 2008. Mr. Gern served as Assistant Secretary of the Company from December 1997 to October 2008. In addition, Mr. Gern has served and continues to serve as an officer of various of our subsidiaries and joint ventures.

 Stock Ownership

        The following two tables set forth information regarding beneficial ownership of our common stock by certain persons. The information presented in these tables is based upon the most recent filings with the SEC by these persons or upon other information that they have provided or is available to us. Beneficial ownership is determined according to the rules of the SEC and generally includes any shares over which a person possesses sole or shared voting or investment power and options that are currently exercisable or exercisable within 60 days. Unless otherwise noted, we believe that the beneficial owners of common stock listed below have sole voting and investment power for all shares shown. The tables list the applicable percentage ownership based on 312,352,392 shares of common stock outstanding as of March 23, 2009. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 23, 2009 are deemed outstanding for the purpose of calculating the percentage ownership of the person holding these options, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person.

  Common Stock Ownership of Certain Beneficial Owners

        The following table sets forth, as of March 23, 2009, certain information concerning each stockholder who is known by us to beneficially own more than 5% of our outstanding common stock.

Name and Address	Number of Shares Beneficially Owned		Approximate Percent of Class
General Trust Company, as trustee M.B. Capital Partners III M.B. Capital Units L.L.C. 300 North Dakota Avenue Suite 202 Sioux Falls, South Dakota 57104	66,844,202	(1)	21.2%
FMR LLC. 82 Devonshire Street Boston, Massachusetts 02109	24,161,751	(2)	7.7%
Pershing Square Capital Management, L.P. and affiliates 888 Seventh Avenue, 42nd Floor New York, NY 10019	22,901,194	(3)	7.3%
The Vanguard Group, Inc 100 Vanguard Blvd. Malvern, PA 19355	18,816,972	(4)	6.0%

(1)
Based on the holders' Schedule 13D/A dated March 4, 2009. The shares held by General Trust Company ("GTC") are held by GTC solely in its capacity as trustee of trusts, the beneficiaries of which are members of the Bucksbaum family which, for purposes hereof, include the spouses and descendents of Martin, Matthew and Maurice Bucksbaum, including John Bucksbaum, Chairman of the Board of the Company. GTC is a general partner of M.B. Capital Partners III ("M.B. Capital") and M.B. Capital is the sole member of M.B. Capital Units L.L.C. ("Units L.L.C."). GTC has sole beneficial ownership of 10,368,092 shares of common stock, GTC, M.B. Capital and Units L.L.C. share beneficial ownership of 45,167,821 shares of common stock. GTC and M.B. Capital share beneficial ownership of 56,476,110 shares of common stock. Included in the number of shares beneficially owned by GTC, M.B. Capital, and Units L.L.C. are 2,817,811 shares of common stock issuable upon conversion of limited partnership units in the Operating Partnership, as described under "Certain Relationships and Related Party Transactions."

(2)
Based on the holder's Schedule 13G/A dated March 9, 2009, which reports the beneficial ownership of 24,161,751 shares by it and certain affiliated entities and individuals, with sole power to vote 28,178 of those shares and sole power to dispose of all 24,161,751 shares.

(3)
Based on holder's Schedule 13D/A dated January 12, 2009, which reports beneficial ownership of 22,901,194 shares. Pershing Square Capital Management, L.P. ("PSCM"), PS Management GP, LLC ("PSMGP") and William A.

  Ackman ("Ackman") share the power to vote and dispose of 22,901,194 shares and Pershing Square GP, LLC ("PSGP") shares the power to vote and dispose of 7,996,904 of those shares along with PSCM, PSMGP and Ackman. The holder's Schedule 13D/A further discloses that these reporting persons also have additional economic exposure to approximately 52,000,000 shares under certain cash-settled total return swaps, bringing their aggregate economic exposure to 74,901,194 shares.

(4)
Based on the holder's Schedule 13G dated February 13, 2009, which reports the beneficial ownership of 18,816,972 shares, with sole power to vote 100,844 of those shares and sole power to dispose of all 18,816,972 shares.

  Equity Ownership of Management

        The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 23, 2009 by each of our directors and nominees for election as directors, each of our named executive officers and all of our directors and current executive officers as a group.

Directors and Executive Officers	Number of Shares Beneficially Owned		Approximate Percent of Class
John Bucksbaum	2,648,481	(1)(2)	*
Alan Cohen	21,442	(3)	*
Anthony Downs	49,505	(3)(4)	*
Adam Metz	79,500	(3)	*
Thomas Nolan	14,500	(3)	*
John Riordan	18,569	(3)	*
Beth Stewart	8,345	(3)	*
Edmund Hoyt	166,006	(3)	*
Robert Michaels	712,239	(3)(5)	*
Sharon Polonia	302,767	(3)	*
Bernard Freibaum	1,135,408	(6)	*
Jean Schlemmer	221,473	(3)(7)	*
All directors and current executive officers as a group (13 persons)	4,229,463	(8)	1.4%

*
Represents less than 1% of our outstanding common stock.

(1)
This amount does not include shares of common stock beneficially owned by General Trust Company, M.B. Capital Partners III, or M.B. Capital Units L.L.C. (see "Common Stock Ownership of Certain Beneficial Owners" above).

(2)
This amount includes: 20,569 shares of common stock beneficially owned by Mr. Bucksbaum's spouse; 794,125 shares of common stock beneficially owned by the Matthew and Carolyn Bucksbaum Family Foundation, of which Mr. Bucksbaum is a director and officer; 846,780 shares of common stock beneficially owned (including 136,139 shares issuable upon conversion of Operating Partnership units) by Mr. Bucksbaum's father, Matthew Bucksbaum (a former director and officer of the Company); and 43,039 shares of common stock beneficially owned (including 24,957 shares issuable upon conversion of Operating Partnership units) by Mr. Bucksbaum's mother. Mr. Bucksbaum disclaims beneficial ownership of all of the shares referenced in the preceeding sentence.

(3)
This amount includes shares of our common stock that such person has the right to acquire within 60 days after March 23, 2009 pursuant to stock options awarded under our incentive stock plans. These amounts are as follows: Mr. Cohen, 10,000 shares; Mr. Downs, 2,500 shares; Mr. Michaels, 520,000 shares; Mr. Hoyt, 113,000 shares; Mr. Nolan, 10,000 shares; Mr. Riordan, 7,000 shares; Ms. Schlemmer, 160,000 shares; Ms. Stewart, 2,500 shares; and Ms. Polonia, 265,000 shares. This amount also includes shares of restricted stock which have not vested as of March 23, 2009 and of which the holder has the right to vote but not the right to dispose. These amounts are as follows: Mr. Cohen: 1,500; Mr. Downs: 1,500; Mr. Metz: 1,500; Mr. Michaels: 2,677; Mr. Hoyt: 3,171; Mr. Nolan: 1,500; Mr. Riordan: 1,500; Ms. Stewart: 1,500; and Ms. Polonia: 21,279.

(4)
This amount includes 10,404 shares beneficially owned by Mr. Downs as trustee of a trust for the benefit of his spouse.

(5)
This amount includes 1,200 shares of common stock beneficially owned by Mr. Michaels' spouse as trustee for the benefit of their grandchildren.

(6)
This amount includes an aggregate of 47,000 shares of common stock beneficially owned by Mr. Freibaum's spouse, as to which Mr. Freibaum disclaims beneficial ownership. Mr. Freibaum was no longer an employee of the Company as of October 2, 2008; the information regarding Mr. Freibaum's beneficial ownership is based on his Section 16 filings supplemented with any additional information available to the Company.

(7)
Ms. Schlemmer was no longer an employee of the Company as of March 20, 2009.

(8)
This amount includes an aggregate of 1,061,500 shares of common stock that our directors and executive officers have the right to acquire within 60 days after March 23, 2009 pursuant to stock options awarded under our incentive stock plans.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file reports with the SEC regarding their ownership and changes in ownership of our common stock. Based solely on our review of the reports furnished to us, we believe that all of our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements during fiscal 2008.

MATTERS TO BE VOTED UPON

Proposal 1—Election of Class I Directors

        Our Board of Directors is currently comprised of seven members. Our bylaws divide the Board into three classes, as nearly equal in number as possible, with each class of directors serving a three-year term. The terms of office of the classes of directors expire in rotation so that one class is elected at each annual meeting for a full three-year term. In February 2009, the Board reduced the authorized number of directors to seven, which was the number of directors then in office. The number of directors in each class was adjusted to reflect the reduced Board size and to make the classes as nearly equal in number as possible, as required by our Restated Certificate of Incorporation, as amended, and bylaws. In connection with this reallocation, Mr. Cohen became a Class II Director instead of a Class III Director. The director classes set forth below reflect these changes.

        The Board of Directors, based on the recommendation of the Nominating & Governance Committee, has nominated Adam Metz, Thomas Nolan and John Riordan for a term of office commencing on the date of this year's annual meeting and ending on the date of the annual meeting in 2012. Each of Messrs. Metz, Nolan and Riordan currently serves as a member of the Board of Directors.

        The Board of Directors urges you to vote FOR the election of Adam Metz, Thomas Nolan and John Riordan as Class I Directors of the Company for terms of office ending in 2012. Proxies will be so voted unless a stockholder specifies otherwise in his, her or its proxy.

        Each of the nominees has consented to serve as a member of the Board of Directors if he or she is re-elected. If any nominee is unable to serve if elected, it is intended that the proxies will be voted for the election of the other remaining nominees and may be voted for any substitute nominees. In no event will the proxies be voted for a greater number of persons than the number of nominees named.

    The Board of Directors recommends that you vote FOR the election to the Board of each of the nominees named below.

  Vote Required

        The three nominees for Class I Director with the most affirmative votes cast at the Annual Meeting, in person or by proxy, will be elected. Abstentions and broker non-votes are not counted as votes cast for purposes of, and therefore will have no impact on, the election of directors. Although the three nominees for Class I Director with the most affirmative votes cast at the Annual Meeting will be elected as directors of the Company, our Corporate Governance Guidelines require any nominee for director at our Annual Meeting to tender his or her resignation for consideration by our Nominating & Governance Committee if a majority of the votes represented by shares of the Company that are outstanding and entitled to vote in the election are designated to be withheld from the nominee's election. The Nominating & Governance Committee will then evaluate the best interests of the Company and its stockholders and recommend to the Board of Directors the action to be taken with respect to any tendered resignation.

  Class I Director Nominees—Terms Expiring in 2012

        Adam Metz, 47, has served as Chief Executive Officer of the Company since October 2008 and as a director of the Company since November 2005 and served as the Company's Lead Director from June 2007 through October 2008. From late 2002 through October 2008, Mr. Metz was an active partner of Polaris Capital LLC, which is in the business of owning retail real estate assets throughout the United States. Prior to the formation of Polaris Capital, Mr. Metz was Executive Vice President of Rodamco, N.A. from November 2000 through May 2002 when the assets of Rodamco, N.A. were sold to a group consisting of The Rouse Company (which was acquired by GGP in November 2004), Simon Property

Group, Inc. and The Westfield Group. From 1993 to 2000, before it was acquired by Rodamco, Mr. Metz held various positions with Urban Shopping Centers, including Vice President, Chief Financial Officer and President.

        Thomas Nolan, Jr., 51, has served as Chief Operating Officer of the Company since March 2009, President of the Company since October 2008 and director of the Company since April 2005. Prior to becoming President of the Company, Mr. Nolan was a private real estate investor since February 2008. From July 2004, through February 2008, Mr. Nolan served as a Principal and as Chief Financial Officer of Loreto Bay Company, the developer of the Loreto Bay master planned community in Baja, California. From October 1984 through July 2004, Mr. Nolan held various financial positions with AEW Capital Management, L.P., a national real estate investment advisor, and from 1998 through 2004 he served as Head of Equity Investing and as President and Senior Portfolio Manager of The AEW Partners Funds.

        John Riordan, 71, has served as a director of the Company since May 2003. Mr. Riordan is an ex-officio life trustee of the International Council of Shopping Centers ("ICSC"). From May 2001 through July 2003, Mr. Riordan was the Vice Chairman of the ICSC and, from January 1986 through May 2001, he served as President and Chief Executive Officer of the ICSC. He is a past Chairman of the Massachusetts Institute of Technology Center for Real Estate, where he was employed from January 2001 to July 2003. He is a director of Ivanhoe Cambridge, a private company which owns, manages and develops shopping centers and which is one of the Company's joint venture partners.

  Continuing Directors

  Class III Directors—Terms Expiring in 2010

        John Bucksbaum, 52, has served as a director of the Company since 1992, was elected Chairman of the Board in August 2007 and served as Chief Executive Officer of the Company from July 1999 to October 2008. Mr. Bucksbaum is a member of the board of trustees and the Executive Committee of the ICSC and was Chairman of the ICSC for the 2006 - 2007 term. Mr. Bucksbaum is a trustee of the University of California Real Estate Center, the University of Chicago Hospitals, the Urban Land Institute ("ULI"), the National Association of Real Estate Investment Trusts, and The Field Museum, and is a member of the National Realty Roundtable. Mr. Bucksbaum is on the executive committee of the Zell/Lurie Real Estate Center at the Wharton School of the University of Pennsylvania. Mr. Bucksbaum also serves on the national boards of World T.E.A.M Sports, the United States Ski & Snowboard Team and USA Cycling. He is a member of the Young Presidents Organization. Mr. Bucksbaum is the son of Matthew Bucksbaum, Chairman Emeritus of the Board of Directors of the Company.

        Anthony Downs, 78, has served as a director of the Company since 1993. Since 1977, Mr. Downs has been a Senior Fellow at The Brookings Institution, a private, non-profit policy research center, and a self-employed speaker and writer. Mr. Downs is a life trustee of the ULI and is a director of the NAACP Legal and Education Defense Fund, Inc. He is currently a member of the ULI, the Counselors of Real Estate, the Anglo-American Real Property Institute, the American Real Estate and Urban Economics Association, the American Economics Association, the National Academy of Public Administration and the American Academy of Arts and Sciences.

  Class II Director—Term Expiring in 2011

        Alan Cohen, 48, has served as a director of the Company since 2001. Since March 2005, Mr. Cohen has been Vice President, Enterprise Solutions, of Cisco Systems, Inc., a provider of Internet networking solutions. From October 2002 through March 2005, Mr. Cohen served as Vice President, Marketing of Airespace, Inc., a developer of wireless local area networks, which was acquired by Cisco Systems, Inc.

        Beth Stewart, 52, has served as a director of the Company since 1993. Since 1993, she has been a Private investor and was formerly with Goldman Sachs, holding various positions from 1982 to 1992. Ms. Stewart has served as Chief Executive Officer since August 2001 and Chairman since October 1999 of Storetrax.com, a real estate internet company; and Co-managing member of Trewstar, LLC, an investment Partnership, since 1998. Ms. Stewart is a director and a member of the Audit Committee of Avatar Holdings Inc., a Florida-based public home builder, and CarMax, Inc., a public new and used car retailer.

Proposal 2—Ratification of Selection of Independent Registered Public Accounting Firm

        The Audit Committee has selected Deloitte & Touche LLP as the Company's independent public accountants to conduct the audit of the Company's financial statements for the fiscal year ending December 31, 2009. Deloitte & Touche LLP, an independent registered public accounting firm, also served as the Company's independent public accountants for the fiscal years ended December 31, 2001 through 2008. We are submitting the selection of independent public accountants for stockholder ratification at the Annual Meeting.

        Although ratification by stockholders is not required by our organizational documents or other applicable law, the Audit Committee has determined that a policy of requesting ratification by stockholders of its selection of an independent registered public accounting firm is a matter of good corporate practice. If stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP, but may still retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

        Representatives of Deloitte & Touche LLP are expected to be at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they so desire.

    The Board of Directors recommends a vote FOR ratification of the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2009.

  Vote Required

        Approval of the ratification of the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm requires the affirmative vote of a majority of the votes cast with respect to this proposal. Abstentions and broker non-votes, if any, are not counted as votes cast for or against each of these proposals and, therefore, have no effect on whether each is approved.

GENERAL GROWTH PROPERTIES, INC. 110 NORTH WACKER DRIVE CHICAGO, IL 60606

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

VOTE BY INTERNET- www.proxyvote.com

Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC  DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by General Growth Properties, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY  PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE  BY MAIL

Mark, sign  and date your proxy card and return it in the postage-paid envelope we have provided or return it to General Growth Properties, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTING INSTRUCTIONS

Your vote also constitutes voting instructions with respect to any shares held by you in the General Growth Properties, Inc. Amended and Restated Employee Stock Purchase Plan (“ESPP”) or the General Growth 401(k) Saving Plan. If no instructions are received by 5:00 pm Eastern Time on May 8, 2009, shares of stock held by you in the ESPP will not be voted, and shares of stock held by you in the 401(k) will be voted in the same proportion as votes received from other participants in the plan.

You can view the Annual Report and Proxy Statement
on the Internet at www.proxyvote.com

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:         M11765         KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GENERAL GROWTH PROPERTIES, INC.		For	Withhold	For All	To withhold authority to vote for any individual
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.		All	All	Except	nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	ELECTION OF CLASS I DIRECTORS	☐	☐	☐
Nominees:
01) Adam Metz
02) Thomas Nolan, Jr.
03) John Riordan

					For	Against	Abstain

2.	Ratification of the selection of independent public accountants.				☐	☐	☐

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this meeting.					☐	☐
					Yes	No

(Please date and sign this proxy exactly as your name(s) appear(s) hereon. Joint owners should each sign personally. Trustees and others signing in a representative capacity should indicate the capacity in which they sign.)

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Admission Ticket	General Growth Properties, Inc.	Admission Ticket

Admission Ticket

Annual Meeting of Stockholders

Date -May 13, 2009

Time - 9:00 a.m., local time

Location - 110 North Wacker Drive

Chicago, Illinois 60606

ADMITTANCE WILL BE DENIED WITHOUT A TICKET

Important  Notice  Regarding  Internet  Availability  of  Proxy  Materials  for  the  Annual  Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

IF YOU PLAN TO ATTEND THE MEETING

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M11766

GENERAL GROWTH PROPERTIES, INC. PROXY
This Proxy is solicited on behalf of the Board of Directors

Adam Metz and Thomas Nolan, Jr., and each of them, are hereby constituted and appointed the lawful attorneys and proxies of the undersigned, with full power of substitution, to vote and act as proxy with respect to all shares of common stock, $.01 par value, of GENERAL GROWTH PROPERTIES, INC., standing in the name of the undersigned on the Company’s books at the close of business on March 16, 2009, at the Annual Meeting of Stockholders to be held at the Company’s principal executive offices, 110 North Wacker Drive, Chicago, Illinois, at 9:00 a.m., local time, on May 13, 2009, or at any postponement(s) or adjournment(s) thereof, as follows:

The powers hereby granted may be exercised by any of said attorneys or proxies or their substitutes present and acting at the above-described Annual Meeting of Stockholders or any postponement(s) or adjournment(s) thereof, or, if only one be present and acting, then by that one. The undersigned hereby revokes any and all proxies heretofore given by the undersigned to vote at said meeting.

This proxy also serves as a voting instruction card to the Trustee of the General Growth 401(k) Saving Plan and the Administrator of the General Growth Properties, Inc. Amended and Restated Employee Stock Purchase Plan (together with the 401(k) plan, the “Plans”).

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2, AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, AND, IN THE CASE OF SHARES HELD IN THE PLANS, IN ACCORDANCE WITH THE TERMS OF SUCH PLANS.

Address Changes/Comments:	__________________________________________________________

______________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)